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                                                                   EXHIBIT 10.18

                               FLCC HOLDINGS, INC.
                           C/O FORSTMANN LITTLE & CO.
                                767 FIFTH AVENUE
                            NEW YORK, NEW YORK 10153

April 10, 2002

Mr. Lawrence R. Wilson
Molly and Associates, LLC
Rio Bravo Limited, LLC

40 Gulf Stream Court
Las Vegas, Nevada  89113

Dear Mr. Wilson:

          This letter confirms our agreement as to your employment status and certain related matters with FLCC Holdings, Inc. (the "Company") and its subsidiaries (together with the Company, "Citadel"). Reference is made to (i) the Stockholder's Agreement, dated as of June 26, 2001 (the "Rio Bravo Agreement"), between the Company, Lawrence R. Wilson, Rio Bravo Enterprise Associates, L.P., a Georgia limited partnership ("Rio Bravo Enterprise"), and Rio Bravo, Inc., a Wyoming corporation ("Rio Bravo"), and (ii) the Stockholder's Agreement, dated as of June 26, 2001, between the Company, Lawrence R. Wilson, Donna L. Heffner, D. Robert Proffitt, Molly and Associates, LLC, a Nevada limited liability company ("Molly"), Rio Bravo Enterprise, and Rio Bravo (the "Molly Agreement" and, together with the Rio Bravo Agreement, the "Stockholder's Agreements"). Capitalized terms used but not otherwise defined in this letter agreement shall have the meanings given to them in the Stockholder's Agreements. Upon acceptance by you, the following will constitute our agreement with respect to the matters set forth in this letter agreement.

          1. REPURCHASE OF SHARES. At the Closing (as defined below), the Company shall purchase all of the shares of Class B Common Stock of the Company (the "Shares") held by you, Rio Bravo Limited, LLC ("Rio Bravo Limited") (as transferee of the Shares acquired by Rio Bravo Enterprise) and Molly (each, a "Seller" and, collectively, the "Sellers") for an aggregate purchase price equal to $12,999,938 in cash (the "Purchase Price"). Each Seller hereby acknowledges that it has good and unencumbered title to the Shares held by it, free and clear of all liens, security

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interests, encumbrances and adverse claims of any kind and nature (collectively,
"Liens") (other than those in favor of the Company under the Stockholder's Agreements), and that, upon delivery of the Shares and payment therefor pursuant hereto, good and valid title to the Shares shall pass to the Company.

          2. CLOSING OF PURCHASE OF SHARES. The closing of the purchase of the Shares pursuant to paragraph 1 of this letter agreement (the "Closing") shall take place on April 23, 2002, at the offices of Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York at 10:00 a.m., local time. At the Closing, (a) each Seller shall sell, convey, transfer, assign and deliver to the Company all right, title and interest in and to the Shares held by such Seller, and take such other actions as may be reasonably required to consummate the transactions contemplated by paragraph 1 of this letter agreement, and (b) the Company shall deliver the Purchase Price by wire transfer to an account designated by the Sellers, and take such other actions as may be reasonably required to consummate the transactions contemplated by paragraph 1 of this letter agreement.

          3. SALE OF AIRPLANE. Simultaneously herewith, the Company and Wilson Aviation, LLC, an Arizona limited liability company, are entering into the agreement attached hereto as EXHIBIT A relating to the purchase of Citadel's Falcon Jet 20-5 Series F airplane (the "Aircraft") for an aggregate purchase price of $4 million (the "Airplane Purchase Price"). The closing of the purchase of the Aircraft (the "Aircraft Closing") shall occur simultaneously with the Closing and shall take place at the offices of the Company. At the Aircraft Closing, you shall deliver to the Company the Airplane Purchase Price by wire transfer to an account designated by the Company, and the Company shall deliver to you title to the Aircraft, free and clear of any Liens. Each party shall bear its own expenses in connection with the sale of the Aircraft to you.

          4. RESIGNATIONS. Effective upon the Closing, you shall be deemed to have resigned from the Board of Directors of the Company and all subsidiaries of which you are a director, and from all positions as an officer and employee of the Company and its subsidiaries that you hold at such time. At the Closing, you shall deliver to Citadel the written resignations of Messrs. Fuller and Kalangis from the Board of Directors of the Company effective at the Closing.

          5. SALARY AND BENEFITS. At the Closing, you shall receive a lump-sum cash payment (subject to any applicable withholding taxes) equal to the total salary to which you would have been entitled for the period from January 1, 2002 through December 31, 2002 assuming your annual compensation is $600,000 and after giving effect to any amounts previously paid to you in respect of such period prior to the Closing. In addition, at the Closing, the Company shall convey to you all of its rights,

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title to and interest in the personal and other property set forth on Schedule A hereto (subject to any applicable withholding taxes). You shall be entitled to continue to participate, pursuant to COBRA, on the same terms as you are currently participating, in the Company's medical and health benefits plans for eighteen months (or such longer period as required by law) following the Closing, and the Company shall pay all of your COBRA premiums through December 31, 2002. Following the Closing, the Company shall, in accordance with the provisions of the Company's 401(k) plan, take all steps reasonably necessary to effect a "roll over" of your 401(k) account to a new account designated by you. During the 60-day period following the date of this letter agreement, the Company shall make available to you the administrative services of Justine Bavington, to assist you, on an as-needed basis, to ensure an orderly transition, subject to the performance by her of her usual and customary duties on behalf of the Company. You acknowledge and agree that, from and after the Closing, you are not and shall not be entitled to any other salary, benefits or compensation from the Company.

          6.   TERMINATION OF AGREEMENTS; RELEASES. Effective upon the Closing,
(i) the Stockholder's Agreements and your employment agreement with Citadel Communications Corporation and Citadel Broadcasting Company, dated as of June 28, 1996 (the "Employment Agreement"), shall be terminated and of no further force and effect, and (ii) you, Rio Bravo Enterprise and Rio Bravo Limited shall have no rights or obligations whatsoever under the Registration Rights Agreement. You, Rio Bravo, Rio Bravo Enterprise, Rio Bravo Limited and Molly and their respective present and former subsidiaries, affiliates, managing members, successors and assigns, on the one hand (the "Wilson Affiliates," which for the avoidance of doubt shall not include Donna L. Heffner or D. Robert Proffitt), and Citadel and Forstmann Little & Co. and their present and former subsidiaries, partners, affiliates, officers, employees, agents, attorneys, successors and assigns, on the other (collectively, the "Citadel Affiliates"), do hereby forever and fully release, acquit, waive, relinquish, discharge and exonerate the other from and against any and all actions or causes of actions, suits, debts, contracts, agreements, promises, liabilities, claims, demands, damages, covenants, warranties, injuries to both person and property, sums of money, controversies, accounts, liens, losses or costs and expenses, of every kind and nature whatsoever, known or unknown, fixed or contingent, foreseen or unforeseen, in respect of, arising out of, based upon or relating to the Stockholder's Agreements, the Employment Agreement, the Registration Rights Agreement, your employment with Citadel and all Citadel Affiliates or your termination of your employment with Citadel and all Citadel Affiliates, including, without limitation, any claims under the federal Age Discrimination in Employment Act, as amended, and any similar or analogous state statute. Notwithstanding the foregoing, nothing in this paragraph 6 shall be deemed to modify or terminate in any respect (i) any rights to indemnification under Citadel's charter, bylaws, any applicable state corporate statute or Section 6.5 of the Agreement

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and Plan of Merger by and between Citadel Communications Corporation and the
Company, dated as of January 15, 2001, to which you would otherwise be entitled as an officer and/or director of Citadel or (ii) any rights you have under this letter agreement; and without limiting the generality of subclause (i) above, you shall continue to have the benefit of any directors' and officers' insurance coverage maintained by Citadel for periods when you served as an officer and/or director thereof.

          7. VOLUNTARY AGREEMENT; ATTORNEY CONSULTATION. You represent that you have carefully read this letter agreement, that you know and understand the contents of this letter agreement, that you are executing this letter agreement knowingly and voluntarily as your own free act and deed, that the terms of this letter agreement including, but not limited to, those of paragraph 6 are totally satisfactory and thoroughly understood by you, and that you are entering into this letter agreement without fraud, duress or coercion.

          You acknowledge that you have been advised to consult with, and have been advised by, an attorney in connection with the negotiation and execution of this letter agreement, and have had such time as is required under 29 U.S.C. ss. 626(f) to consider this letter agreement. You acknowledge that this letter agreement hereby provides for a period of seven (7) days following the date hereof to revoke your acceptance of the terms of paragraph 6, and paragraph 6 shall not be effective until a period of seven days has elapsed after the date hereof and during which seven day period you have not revoked your acceptance of such paragraph. If you revoke your acceptance of the terms of paragraph 6, this letter agreement shall not be effective or enforceable and shall be void and of no force and effect.

          8. CERTAIN AGREEMENTS. You agree that, from and after the Closing, neither you nor any Wilson Affiliate controlled by you shall (a) publish or make any disparaging statements about any Citadel Affiliate, or (b) disclose or furnish to any other Person any Confidential or Proprietary Information, the terms of or the transactions contemplated by this letter agreement or the financial condition of Citadel, except as is required by law and except for information which (x) is or becomes publicly available other than as a result of a disclosure by you, your representatives or such Wilson Affiliates, or (y) is or becomes available to you or such Wilson Affiliates on a nonconfidential basis from a source which, to the best of your knowledge, is not prohibited from disclosing such information to you or such Wilson Affiliates by a legal, contractual or fiduciary obligation to the Citadel Affiliates. Notwithstanding anything contained herein to the contrary, you and the Wilson Affiliates shall have the right to disclose any such information (i) to your or their financial, legal and accounting advisors and to any sources of financing so long as such persons agree to abide by the terms of paragraph 8 and (ii) in any Wilson Affiliate's financial

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statements and the related notes thereto to the extent required (as determined in the reasonable discretion of you and your advisors) by applicable accounting principles. You also agree that, for the period commencing on the date of the Closing and ending on December 31, 2002, neither you nor any Wilson Affiliate controlled by you shall engage in any Competitive Activity (as defined below). In addition, for a period of two years following the Closing, neither you nor any Wilson Affiliate controlled by you shall directly or indirectly solicit for employment, including without limitation recommending to any other Person the solicitation for employment of, any employee of any Citadel Affiliate (other than Ralph Heaton and David McMahon, the pilots of the Aircraft).

          For purposes of this letter agreement, "Competitive Activity" shall mean engaging in any of the following activities: (i) serving as a director of any Competitor; (ii) directly or indirectly (X) controlling any Competitor or
(Y) owning any equity or debt interests in any Competitor (other than equity or debt interests which are publicly traded and do not exceed 2% of the particular class of interests then outstanding) (it being understood that, if any such interests in any Competitor are owned by an investment vehicle or other entity in which you own an equity interest, a portion of the interests in such Competitor owned by such entity shall be attributed to you, such portion determined by applying the percentage of the equity interest in such entity owned by you to the interests in such Competitor owned by such entity); (iii) directly or indirectly soliciting, diverting, taking away, appropriating or otherwise interfering with any of the customers or suppliers of the Company or any Affiliate of the Company (other than customers or suppliers in the Nashville, Tennessee market, if such actions are taken solely in connection with the acquisition or operation of a Radio Broadcasting Business in such market); or (iv) employment by (including serving as an officer or director of), or providing consulting services to, any Competitor; PROVIDED, HOWEVER, that if the Competitor has more than one discrete and readily distinguishable part of its business, employment by or providing consulting services to any Competitor shall be Competitive Activity only if (1) your employment duties are at or involving the part of the Competitor's business that competes with any of the businesses conducted by the Company or any of its subsidiaries (the "Competing Operations"), including serving in a capacity where any person at the Competing Operations reports to you, or (2) the consulting services are provided to or involve the Competing Operations.

          For purposes of this letter agreement, "Competitor" shall mean any Person that is engaged in owning, operating or acquiring directly or indirectly (through a corporation, trust, partnership or other Person) a Radio Broadcasting Business that operates in the same market as and competes directly or indirectly with a Radio Broadcasting Business which is owned or operated by the Company or any of its subsidiaries (a "Company Radio Business"); PROVIDED, HOWEVER, that the foregoing

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shall not be deemed to include any Person that operates a Radio Broadcasting
Business solely in the Nashville, Tennessee market and/or competes with a Company Radio Business solely in such market.

          The Company agrees that, from and after the Closing, it shall not, and it shall use its best efforts to cause its officers and directors to not, (a) publish or make any disparaging statements about you, any Wilson Affiliates controlled by you or any of their directors, officers or employees, or (b) disclose or furnish to any other Person the terms of or the transactions contemplated by this letter agreement, except as is required by law and except for information which (x) is or becomes publicly available other than as a result of a disclosure by the Citadel Affiliates or their representatives, or
(y) is or becomes available to the Citadel Affiliates on a nonconfidential basis from a source which, to the best of the Company's knowledge, is not prohibited from disclosing such information to the Citadel Affiliates by a legal, contractual or fiduciary obligation to you or such Wilson Affiliates. Notwithstanding anything contained herein to the contrary, Citadel shall have the right to disclose any such information (i) to its financial, legal and accounting advisors and to any sources of financing so long as such persons agree to abide by the terms of paragraph 8 and (ii) in its financial statements and the related notes thereto to the extent required (as determined in the reasonable discretion of Citadel and its advisors) by applicable accounting principles. Simultaneously herewith, Forstmann Little & Co. is delivering to you a letter pursuant to which it is agreeing to the covenants contained in this paragraph as they would apply to Forstmann Little & Co.

          9. CERTAIN REPRESENTATIONS. Each of the Sellers represents and warrants to Citadel and Forstmann Little & Co., and Citadel represents to each of the Sellers, that as of the date hereof and as of the Closing (a) such Person has all requisite power and authority to enter into and perform all of its obligations under this letter agreement (including, without limitation, the termination of the Stockholder's Agreements), (b) this letter agreement represents a valid and binding agreement on such Person's part, (c) no document or instrument of any kind to which such Person is party or by which it may be bound would be violated by this letter agreement or the consummation of the transactions contemplated hereby; and (d) except for any filings or consents as may be required by the Federal Aviation Administration in connection with the sale of the Aircraft or by the Federal Communications Commission, such Person need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any third party or any government or governmental agency in order to consummate the transactions contemplated hereby.

          10. PUBLICITY. You and the Company shall consult with each other before issuing any press release with respect to this letter agreement or the transactions contemplated hereby and neither party shall issue any such press release or make any

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such public statement without the prior consent of the other, which consent shall not be unreasonably withheld; PROVIDED, HOWEVER, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law if it has used all reasonable efforts to consult with the other party prior thereto.

          11. MISCELLANEOUS. Sections 6.2 through 6.11 and Section 6.14 of the Stockholder's Agreements are incorporated herein by reference; PROVIDED, HOWEVER, that the provisions of Section 6.6(b) are hereby modified to provide that any notices to you, Rio Bravo Limited or Molly shall be sent to the following address:

          40 Gulf Stream Court
          Las Vegas, Nevada  89113

                                                 Very truly yours,

                                                 FLCC HOLDINGS, INC.

                                                 By: /s/ Sandra J. Horbach
                                                     ---------------------
                                                 Name: Sandra J. Horbach
                                                 Title: President

Agreed to and accepted, as of
the date first above written:

/s/ Lawrence R. Wilson
----------------------
Lawrence R. Wilson

RIO BRAVO LIMITED, LLC

By: /s/ Lawrence R. Wilson
--------------------------
Name: Lawrence R. Wilson
Title: Manager

MOLLY AND ASSOCIATES, LLC

By: /s/ Lawrence R. Wilson
--------------------------
Name: Lawrence R. Wilson
Title: Manager